Exhibit 99.1

January 31, 2014	Contact: James M. Gasior
President and CEO

Press Release:

Cortland Bancorp Earns $1.8 Million or $0.39 per Share in 2013;

Volcker Rule Charges Reduces 2013 Net Income by $1.3 Million, or $0.28 per Share

CORTLAND, Ohio – January 31, 2014 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today reported 2013 profits were impacted by charges for its investment portfolio due to regulatory changes mandated by the Volcker Rule. In 2013, Cortland earned $1.8 million, or $0.39 per share, compared to $2.9 million, or $0.64 per share in 2012. Excluding the charges for the investment portfolio, which were $2.0 million pre-tax and $1.3 million after tax, Cortland would have earned $3.1 million, or $0.68 per share, in 2013.

“The regulatory initiated charge to our trust preferred securities portfolio, although significant, is considered non-operational,” said James M. Gasior, President and Chief Executive Officer. “Our core banking operations have been performing well and are gaining momentum going into the new year. Our net interest margin is expanding, loan demand is robust and asset quality continues to improve.”

The fourth quarter 2013 results were negatively impacted by a $1.3 million, or $0.28 per share after tax cost, as a result of $2.0 million in other-than-temporary impairment (“OTTI”) losses recognized on $10.5 million of trust preferred securities, a form of collateralized debt obligations (CDOs). The CDO securities were among those considered disallowed under the revised final “Volcker Rule”, which originated from the Dodd-Frank Act. The Company continues to hold other CDO’s totaling $3.4 million, deemed permissible under the ruling which provided exemptions for certain CDO’s.

“The ruling prohibiting banks from holding certain CDOs was unexpected by many of us within the industry,” Gasior noted. “The results of this regulatory change required banks to abruptly recognize impairment charges. It also eliminates the ability of banks to hold these securities through maturity by mandating divestiture by July 2015. The vast majority of banks, including Cortland, had both the ability and intention to hold these securities through maturity. The CDO’s held in our investment portfolio have provided $200,000 of interest income on average over their seven to ten year holding period.”

2013 and Fourth Quarter Highlights (at, or for the period ended December 31, 2013):

•	In 2013, Earnings Per Share (“EPS”) was $0.39 and would have been $0.67 excluding OTTI charges.

•	Cortland reported a net loss of $0.11 per share in both the fourth quarters of 2013 and 2012. Excluding the OTTI charges, fourth quarter 2013 EPS would have been $0.17.

•	Net interest margin was 3.63% for the reporting quarter, up from 3.44% in the fourth quarter 2012 and 3.42% in the preceding quarter.

•	Loans increased 9.2% to $346.8 million from $317.3 million a year ago.

•	Continued improvement in asset quality with non-accrual loans, net charge-offs and provision for loan losses all declined in the quarter and the year. Nonperforming assets decreased to 0.56% of total loans at year end, from 0.94% of total loans a year ago.

•	Cortland Bancorp, and its subsidiary bank, The Cortland Savings and Banking Company remained well capitalized with Total risk-based capital to risk-weighted assets of 14.10% and 13.68%, respectively.

•	Paid a fourth quarter cash dividend of $0.03 per share, for a total of $0.12 for 2013.

In the fourth quarter of 2013, the OTTI charge drove the quarter’s results to a net loss of $462,000, or $0.11 per share, versus the fourth quarter 2012 net loss of $464,000 or $0.11 per share. The fourth quarter loss in 2012 was driven by the $1.9 million charge-off and provision for a single borrower which reduced net income for the quarter by $1.3 million.

Operating Results

“Our strategy remains to methodically grow our loan portfolio while investing excess liquidity into short-term investments and tax-advantaged municipal bonds,” Gasior noted. “Consequently, our top line revenues are relatively stable and the core earnings capacity of the bank is strong. We are positioned for profitability in the current low interest rate environment and will benefit when interest rates start to rise.”

Total loans at December 31, 2013, increased 9.3% to $346.8 million compared to $317.3 million a year ago. Interest and fees on loans contributed $15.9 million to 2013 revenues and $3.9 million to fourth quarter revenues.

Non-Interest Income

Non-interest income, excluding the previously noted investment securities losses, was $4.3 million in 2013, versus $4.5 million in 2012. “The end of the refinance wave in our mortgage banking operations reduced revenues in 2013 by $281,000,” said David J. Lucido, Chief Financial Officer. The Company announced earlier this year that it had decided to cease its wholesale mortgage operations due to a dramatic decline in loan volume. This decline resulted from a significant rise in interest rates which occurred around mid-year.

“Our wealth management efforts continue to contribute to top line growth,” said Lucido. “Our financial advisors now provide non-deposit investment advisory and sales services to customers in the bank’s branch network in affiliation with a third party marketing and sales support provider. As assets under management grow, fee income from wealth management sources will enhance our revenue stream.”

Operating Expenses

Non-interest expenses increased $1.5 million from 2012 to 2013, reflecting the additional personnel and other expenses to operate the expanded wholesale and retail mortgage banking operation prior to the Company’s curtailment of its wholesale operation in September 2013. Also included in overhead costs is the $418,000 in costs to exit and right-size the mortgage operation and to close a retail branch location.

Included in non-interest expenses for the year ended December 31, 2012, is the one-time investment of $444,000 in a Historic Tax Credit partnership which generated $634,000 in tax credits. The Company reported no tax credit in 2013.

Asset Quality

Credit quality continues to improve reflecting the gradual improvement in the regional economy. Nonaccrual loans declined to $1.9 million at December 31, 2013, or 0.56% of loans, versus $3.0 million, or 0.94% of loans at December 31, 2012. The allowance for loan losses now covers 193% of nonaccrual loans at December 31, 2013, compared to 129% at December 31, 2012. Net loan charge-offs were $711,000 in the current year, or 0.23% of total average loans, versus a net charge-off rate of 0.78% for the full year 2012. The allowance for loan loss to total loans ratio was 1.09% at December 31, 2013 versus 1.21% a year ago.

Reflecting improving asset quality, the provision for loan losses declined to $150,000 in the fourth quarter and to $650,000 in the full year of 2013, compared to $2.1 million and $3.0 million in the respective periods in 2012.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the year ended December 31, 2013, capital ratios were as follows:

Ratio	Cortland Bancorp	Well-capitalized
Minimum
Tier 1 leverage ratio	10.16%	5.00%
Tier 1 risk-based capital ratio	13.26%	6.00%
Total risk-based capital ratio	14.19%	10.00%

Reflecting the continued confidence supported by stable revenues from core operations, increasing loan production, and improving capital levels, Cortland again pays a quarterly cash dividend. The cash dividend of $0.03 per share was paid to shareholders of record on November 12, 2013, for a total of $0.12 for the full year in 2013.

Regional News

The Pittsburgh Business Times reported on the growing interest in Eastern Ohio by energy investors in a November 19, 2013 article. Shale Community BanFund LP raised $11 million from high-net-worth individuals, in the western Pennsylvania and eastern Ohio area. The fund is managed by Robert Wagner, formerly of Boenning and Scattergood.

“The development in shale in these regions has been a huge economic generator and the community banks are a large benefactor of that development,” Wagner said. “They help finance the growth in these communities. As a result, you have community banks that are growing and in some cases may need capital to help finance that growth. That’s where my fund comes in.” Wagner noted he had recently made an investment in Cortland Bancorp for his fund.

Source: http://www.bizjournals.com/pittsburgh/blog/financial–

district/2013/11/shale-spin-sets-bank-fund-on-fast-trak.html

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months	Three months	Twelve	Twelve
	ended	ended	months ended	months ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
SUMMARY OF OPERATIONS
Total interest income	$5,129	$5,347	$20,060	$21,015
Total interest expense	(792)	(968)	(3,404)	(4,071)

Net interest income (NII)	4,337	4,379	16,656	16,944
Provision for loan losses	(150)	(2,120)	(650)	(3,020)

NII after loss provision	4,187	2,259	16,006	13,924
Investment security losses net of impairment losses	(1,957)	(46)	(1,419)	(157)
Total non-interest income (excluding investment losses)	850	930	4,317	4,476
Total non-interest expense	(4,005)	(4,082)	(17,032)	(15,488)

Income before tax	(925)	(939)	1,872	2,755
Income tax expense (benefit)	(463)	(475)	88	(158)

Net income	$(462)	$(464)	$1,784	$2,913

PER COMMON SHARE DATA
Net income, both basic and diluted	$(0.11)	$(0.11)	$0.39	$0.64
Book value	10.94	10.93	10.94	10.93
BALANCE SHEET DATA
Assets	$556,918	$582,240	$556,918	$582,240
Investments	160,886	184,646	160,886	184,646
Trading securities	7,247	—	7,247	—
Loans	346,833	317,282	346,833	317,282
Loans held for sale	656	24,756	656	24,756
Deposits	448,669	476,901	448,669	476,901
Borrowings	46,404	46,051	46,404	46,051
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	49,535	49,452	49,535	49,452
AVERAGE BALANCE SHEET DATA
Average assets	$529,608	$561,528	$540,510	$528,075
Average loans	314,171	300,735	306,411	287,723
Average loans held for sale	2,142	21,439	12,003	13,311
Average deposits	426,522	453,678	435,550	424,337
Average equity	49,527	50,255	49,449	48,598
ASSET QUALITY RATIOS
Loan charge-offs	(367)	(1,963)	(1,022)	(2,415)
Recoveries on loans	38	51	311	162

Net charge-offs	(329)	(1,912)	(711)	(2,253)

Net charge-offs as a percent of total average loans	0.42%	2.54%	0.23%	0.78%
Loans 30 days or more beyond their contractual due date or in non accrual status as a percent of total loans	0.63%	1.02%	0.63%	1.02%
Loan loss reserve as a percent of total loans	1.09	1.21	1.09	1.21
Non-accrual loans as a percent of total loans	0.56	0.94	0.56	0.94
FINANCIAL RATIOS
Return on average equity	(3.73)%	(3.69)%	3.61%	5.99%
Return on average assets	(0.35)	(0.33)	0.33	0.55
Net interest margin	3.63	3.44	3.41	3.58
Efficiency ratio	74.33	74.41	78.45	69.85
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.19%	14.10%	14.19%	14.10%
Tier 1 capital to risk-weighted assets	13.26	13.15	13.26	13.15
Tier 1 capital to average assets	10.35	9.63	10.16	10.24